Exhibit3.7

COMPANY AGREEMENT

OF

ROX AMZL OAKLEY CA LLC

A Delaware Limited Liability Company

THIS COMPANY AGREEMENT (this “Agreement”) of ROX AMZL Oakley CA LLC (the “Company”) is made effective as of November 19, 2020 by the party listed on the signature page hereof (the “Member”).

ARTICLE 1

ORGANIZATION

Section 1.1 Formation; Name.  The Member has executed this Agreement for the purpose of governing the Company.  The Company was formed pursuant to that certain Certificate of Formation filed with the Secretary of State of the State of Delaware on November 16, 2020 (the “Certificate of Formation”). The name of the Company shall be “ROX AMZL Oakley CA LLC.”

Section 1.2 Certificate of Formation; Foreign Qualification.  The Company was formed by executing and delivering the Certificate of Formation to the Secretary of State of the State of Delaware in accordance with and pursuant to the Delaware Limited Liability Company Act (“Act”).  Prior to the Company’s conducting business in any jurisdiction other than the State of Delaware, the Member shall cause the Company to comply with all requirements necessary to qualify the Company as a foreign limited liability company in such jurisdiction. The Member shall authorize the execution, acknowledgment, and delivery of all certificates and other instruments conforming with this Agreement that are necessary or appropriate to qualify, continue and terminate the Company as a foreign limited liability company in all such jurisdictions in which the Company may conduct business.

Section 1.3 Principal Place of Business.  The initial principal place of business of the Company shall be designated by the Member.

ARTICLE 2

PURPOSES AND POWERS, REGISTERED OFFICE AND REGISTERED AGENT,

AND TERM OF COMPANY

Section 2.1 Purposes and Powers.  The Company has been formed for the purpose of conducting any business that may lawfully be conducted by a limited liability company formed under the Act.  The Company shall have all of the powers granted to a limited liability company under the laws of the State of Delaware.

Section 2.2 Registered Agent.  The registered agent for service of process on the Company in the State of Delaware shall be as set forth in the Certificate of Formation.

Section 2.3 Term.  The term of the Company commenced on the date on which the Certificate of Formation of the Company was filed with the Secretary of State of the State of Delaware and shall continue perpetually, unless earlier dissolved or terminated pursuant to law or the provisions of this Agreement.

ARTICLE 3

CAPITAL CONTRIBUTIONS

Section 3.1 Member’s Contributions.  The Member may make contributions to capital of the Company from time to time in such amounts as may be determined by the Member.

Section 3.2 Return of Contributions.  The Member shall be entitled to the return of its capital contributions upon the terms and conditions contained in this Agreement.  No interest shall be due or payable on either the Member’s capital account or its capital contributions.  Any unreturned capital contribution shall not be a liability of the Company.

ARTICLE 4

PROFITS AND LOSSES; DISTRIBUTIONS; ACCOUNTING MATTERS

Section 4.1 Allocation of Profits and Losses. All income, gain, loss, deductions and credits of the Company shall be allocated to the Member.

Section 4.2 Distributions.  Subject to applicable law and any limitations contained elsewhere in this Agreement, the Company may elect from time to time to make distributions to the Member.

Section 4.3 Books, Fiscal Year.

(a)The books of the Company shall be kept in accordance with generally accepted accounting principles consistently applied.  The Company shall keep accurate and detailed accounts of all investments, receipts, disbursements and other transactions and proceedings under this Agreement, and all such accounts and other records relating thereto shall be open to inspection and audit at all reasonable times by the Member.

(b)The fiscal year of the Company shall be the calendar year.

Section 4.4 Tax Returns.  The Member shall cause to be prepared and filed all necessary federal and state tax returns for the Company.

ARTICLE 5

MANAGEMENT OF THE COMPANY

Section 5.1 Management by Member.  (a) The powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of, the Member, and (b) the Member may make all decisions and take all actions for the Company not otherwise provided for in this Agreement.

ARTICLE 6

INDEMNIFICATION

Section 6.1 Indemnification.  The Company agrees to indemnify the Member to the fullest extent permitted by law, and to save and hold the Member harmless from, and in respect of, all of the following: (a) fees, costs and expenses incurred in connection with or resulting from any claim, action or demand against the Member or the Company that arise out of or in any way relate to the Company, its properties, business or affairs, and (b) such claims, actions and demands, and any losses or damages resulting from such claims, actions and demands, including amounts paid in settlement or compromise (if recommended by attorneys for the Company) of any such claim, action or demand, provided; however, that this indemnification shall apply only so long as the Member has acted in good faith on behalf of the Company, in a manner reasonably believed by the Member to be within its scope of authority under this Agreement and in the best interests of the Company, and only if such action or failure to act did not constitute willful misconduct, fraud or gross negligence.  Expenses, including attorneys’ fees, incurred by the Member in defending any proceeding referred to in this Section 6.1, shall be paid by the Company, in advance of the final disposition of such proceeding, upon receipt of an undertaking by or on behalf of the Member to repay such amount, if it shall ultimately be determined that such Member is not entitled to be indemnified by the Company as authorized in this Section 6.1.

ARTICLE 7

DISSOLUTION, LIQUIDATION AND TERMINATION OF THE COMPANY

Section 7.1 Dissolution.  The Company shall be dissolved and its affairs wound up on the first to occur of the following:

(a)the written election of the Member to dissolve; or

(b)an entry of a decree of judicial dissolution of the Company.

Section 7.2Liquidation and Termination.  On dissolution of the Company, the Member shall act as liquidator.  The liquidator shall proceed diligently to wind up the affairs of the Company and make final distributions as provided herein and in the Act.  The costs of liquidation shall be borne as a Company expense.  Until final distribution, the liquidator shall continue to manage the Company assets with all of the power and authority of the Member.  A reasonable time shall be allowed for the orderly liquidation of the assets of the Company and the discharge of liabilities to creditors so as to enable the liquidator to minimize any losses resulting from liquidation.  The liquidator, as promptly as possible after dissolution, shall apply the proceeds of liquidation as set forth in the remaining sections of this Article 7.

Section 7.3 Payment of Debts.  The assets shall first be applied to the payment of the liabilities of the Company and the expenses of liquidation.

Section 7.4 Remaining Distribution.  The remaining assets shall then be distributed to the Member.

Section 7.5 Reserve.  Notwithstanding the foregoing provisions, the liquidator may retain such amount as it deems necessary as a reserve for any contingent liabilities or obligations of the Company, which reserve, after the passage of a reasonable period of time, shall be distributed pursuant to the provisions of this Article 7.

Section 7.6 Final Accounting.  The Member shall be furnished with a statement prepared by the Company’s certified public accountants, which shall set forth the assets and liabilities of the Company as of the date of the complete liquidation.  Upon compliance by the liquidator with the foregoing distribution plan, the liquidator shall execute and cause to be filed a Certificate of Termination and any and all other documents necessary with respect to termination and cancellation of the Company under the Act.

ARTICLE 8

AMENDMENTS

Section 8.1 Amendments.  This Agreement may be amended only by action of the Member.

ARTICLE 9

MISCELLANEOUS

Section 9.1 Governing Law.  The Company and this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

Section 9.2 Titles and Captions.  All titles and captions are for convenience only, do not form a substantive part of this Agreement, and shall not restrict or enlarge any substantive provisions of this Agreement.

Section 9.3 Pronouns.  All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the person or persons may require.

[Signature Page Follows]

IN WITNESS WHEREOF, the Member has caused this Agreement to be executed and delivered by its duly authorized representative as of the day and year first above written.

MEMBER

SERIES AMZL OF ROX FINANCIAL LP

By:	ROX Financial GP LLC, the general
partner of ROX Financial LP

By:	/s/Anthony Moro
Name:	Anthony Moro
Title:	President

By:	/s/David Ronn
Name:	David Ronn
Title:	Chief Legal Officer

[Signature Page to Company Agreement of ROX AMZL Oakley CA LLC]